Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy Second-Quarter Earnings
Per Share From Continuing Operations
Increase 10% To 46 Cents,
After Charges of 7 Cents
Robust revenue growth drove results

Second-Quarter Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Aug. 28, 2004	Aug. 30, 2003
Revenue	$6,080	$5,396
Comparable store sales % gain(1)	4.3%	6.7	%(2)
Gross profit rate	25.5%	25.4%
SG&A rate	21.6%	21.2%
Operating income rate	4.0%	4.2%
Diluted EPS – continuing operations	$0.46	$0.42

Note: All periods presented exclude Musicland’s financial results, which are reported as discontinued operations.

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations.

Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

(2) We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004 to reflect the impact of non-point-of-sale revenue transactions. The comparable store sales percentage gain for the second quarter of fiscal 2004 has been computed using the refined methodology. The change did not impact previously reported revenue, earnings or cash flow.

MINNEAPOLIS, Sept. 15, 2004 — Best Buy Co., Inc. (NYSE: BBY), North America’s leading retailer of consumer electronics, today reported earnings from continuing operations of 46 cents per diluted share, or $150 million, for the quarter ended Aug. 28, 2004, an increase of 10 percent compared with 42 cents per diluted share, or $140 million, for the quarter ended Aug. 30, 2003. The fiscal 2005 second-quarter results include charges of 7 cents per diluted share for asset impairments, transition costs associated with outsourcing the company’s information technology operations, and the preliminary settlement of pending litigation, as previously reported.

“We have positioned ourselves as the authority on digital products, and our success with customers who enjoy a digital lifestyle really made the quarter,” said Brad Anderson, vice chairman and CEO of Best Buy. “Our strong growth for the quarter is a testament to our employees’ expertise and dedication, and I thank them. Our ability to deliver double-digit EPS growth in a more modest comparable store sales environment, while absorbing the charges in the quarter, emphasizes the improvements we have made to our operating model.”

As reported on Sept. 2, second-quarter revenue increased 13 percent to $6.1 billion, compared with revenue of $5.4 billion for the second quarter of fiscal 2004. The revenue increase reflected the addition of 75 new stores in the past 12 months and a comparable store sales gain of 4.3 percent.

The gross profit rate was 25.5 percent of revenue for the second quarter, a modest improvement compared with the gross profit rate for the second quarter of the prior year. The increase was driven by a more profitable revenue mix and a less promotional environment in the international segment, compared with the second quarter of fiscal 2004. Reward Zone, Best Buy’s customer loyalty program launched in July 2003, continued to contribute to the company’s revenue growth for the quarter. Additionally, Reward Zone reduced the gross profit rate by 0.8 percent of revenue for the second quarter, compared with 0.4 percent of revenue for the prior year’s quarter.

The company’s selling, general and administrative expense rate was 21.6 percent of revenue for the second quarter, compared with 21.2 percent of revenue for the prior year’s second quarter. The increase in the expense rate was driven by provisions for asset impairment charges, costs associated with outsourcing the company’s information technology function, and the preliminary settlement of pending litigation, as previously reported, which in the aggregate increased the expense rate by 0.7 percent of revenue. The company’s investment in its customer centricity initiative for the quarter was in line with its expectations. These costs were partially offset by expense leverage associated with the 13-percent revenue gain and ongoing cost-saving initiatives.

Operating income declined to 4.0 percent of revenue for the second quarter, compared with a rate of 4.2 percent of revenue for the second quarter of the prior year. The decline in the operating income rate was principally related to the asset impairment and litigation charges previously described.

The company reported net interest income of approximately $1 million for the second quarter of fiscal 2005. The cash position increased to $2.0 billion at the end of the second quarter of fiscal 2005, versus $1.7 billion at the end of the same quarter of fiscal 2004. The company’s effective income tax rate for the second quarter declined to 38.1 percent, compared with 38.3 percent for the same period one year ago, primarily due to permanent benefits associated with international operations and higher levels of tax-exempt interest.

First-Half Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Aug. 28, 2004	Aug. 30, 2003
Revenue	$11,555	$10,064
Comparable store sales % gain(1)	6.2%	4.1	%(2)
Gross profit rate	25.4%	25.4%
SG&A rate	21.8%	22.0%
Operating income rate	3.7%	3.4%
Diluted EPS – continuing operations	$0.80	$0.64

Note: All periods presented exclude Musicland’s financial results, which are reported as discontinued operations.

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations.
Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

(2) We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004 to reflect the impact of non-point-of-sale revenue transactions. The comparable store sales percentage gain for the six months ended Aug. 30, 2003, has been computed using the refined methodology. The change did not impact previously reported revenue, earnings or cash flow.

Company Lab Stores Continue to Outperform; Pilot Stores Prepare to Roll

The company said that its 30-plus customer centricity lab stores collectively continued to outperform other U.S. Best Buy stores in terms of the comparable store sales gain and the gross profit rate. The lab stores collectively had a comparable store sales gain modestly more than double that of other U.S. Best Buy stores, which in turn outperformed competitors. The lab stores’ gross profit rate collectively was approximately 0.5 percent of revenue higher than the rate of other U.S. Best Buy stores.

“We view customer centricity as a core competency we are developing, not an end in itself,” said Anderson, CEO. “The beauty of our customer centricity work is how it enhances our operational excellence, our ability to turn talent into performance, and our strength in building brands. We believe that if we succeed in linking those capabilities, we will clearly differentiate Best Buy from our competitors.”

During the second quarter, Best Buy launched a three-month process of training and preparing for approximately 70 pilot stores to be converted to focus on the unmet needs of specific customer segments, beginning in October. The experience of converting this large group of stores was designed to assist the company in determining the rollout plans and pace for future conversions, which are not expected to be determined until the end of the fiscal year.

“We believe that the pilot stores and the application of our customer centricity model to other parts of our organization will support our top-line growth and bolster our gross profit rate,” Anderson added. “In addition, these stores will have a modestly higher expense structure.”

Best Buy Repurchases $68 Million in Stock

Best Buy during the second quarter repurchased 1,406,433 shares of its common stock at an average price of $48.38 per share. At the end of the second quarter of fiscal 2005, the company had approximately $432 million remaining under the $500 million authorization for share repurchases approved by the board of directors in June 2004.

During the quarter, the company paid a quarterly dividend of 10 cents per share, as previously reported, and announced a 10-percent increase in the dividend that would be effective with the next quarterly dividend which, if authorized for payment, would be distributed in October. In addition, it redeemed all of its convertible debentures due in 2021 for $355 million.

Company Expects Q3 Diluted EPS of 41 to 47 Cents, and $2.80-$2.93 for Fiscal Year

For the third quarter of fiscal 2005, which ends on Nov. 27, 2004, Best Buy anticipates earnings from continuing operations in the range of 41 to 47 cents per diluted share, an increase of approximately 19 percent from the comparable prior year period, driven by a comparable store sales gain of 3 percent to 5 percent. For the third quarter of fiscal 2004, the company had earnings from continuing operations of 37 cents per diluted share. Currently, the mean analyst earnings estimate for the fiscal third quarter is 44 cents per diluted share.

Best Buy also reiterated its earnings guidance for fiscal 2005. The company said it continues to expect revenue of approximately $27.5 billion and earnings from continuing operations increasing 15 to 20 percent for fiscal 2005, to a range of $2.80 to $2.93 per diluted share, including the charge. This fiscal 2005 guidance assumes the opening of approximately 70 new stores, a gain in comparable store sales of 4 percent to 6 percent, and an improvement in the operating income rate for the fiscal year of approximately 0.2 percent of revenue, driven primarily by a lower SG&A rate. The mean of analyst earnings estimates for the fiscal year is $2.90 per diluted share. In addition, the company said it now anticipates capital expenditures of $550 million to $600 million for fiscal 2005, less than originally planned.

“Month to date, comparable store sales are on track with our guidance, even though we had weather-related store closings in Florida,” stated Darren Jackson, executive vice president and CFO. “Of course, our highest volumes are expected to be in November, which will drive the quarter’s results. We continue to expect a comparable store sales gain of 3 percent to 5 percent for the third and fourth quarters. Our revenue guidance reflects the continued strength we see in digital televisions, MP3 players, notebook computers, home theater and digital imaging, as well as improvement we expect to see in DVD movies and the appliances category. We also anticipate that converting approximately 70 pilot stores and using our customer centricity capability in other parts of our operations will support our top-line growth.”

Jackson added, “We believe that we are well positioned for the upcoming holiday season, given our expanded assortments in key product categories (home theater, digital imaging and computing), our well-trained employees and our well-known brands.”

Turning to profit drivers, he said, “We plan to maintain our market share and drive bottom-line profits in the second half. In addition, we are a leaner organization than we were last year, and we continue to look for operating income expansion opportunities, such as private-labeled goods, supply chain efficiencies and other expense reduction.”

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EDT on Sept. 15, 2004. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the Commission. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100® growth company that continually strives to create superior customer experiences. Through more than 780 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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— Segment Performance Summaries and Financial Statements Follow —

Domestic Second-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Aug. 28, 2004	Aug. 30, 2003
Revenue	$5,506	$4,910
Comparable store sales % gain(2)	4.4%	6.9	%(3)
Gross profit rate	25.6%	25.6%
SG&A rate	21.2%	20.9%
Operating income	$239	$230
Operating income rate	4.3%	4.7%

(1) The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

(2)  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

(3) We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004 to reflect the impact of non-point-of-sale revenue transactions. The comparable store sales percentage gain for the second quarter of fiscal 2004 has been computed using the refined methodology. The change did not impact previously reported revenue, earnings or cash flow.

International Second-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Aug. 28, 2004	Aug. 30, 2003
Revenue	$574	$486
Comparable store sales % gain(2)	3.0%	4.6	%(3)
Gross profit rate	25.1%	24.1%
SG&A rate	24.6%	24.4%
Operating income (loss)	$3	$(1)
Operating income (loss) rate	0.5%	(0.3)%

(1) The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2)  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

(3) We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004 to reflect the impact of non-point-of-sale revenue transactions. The comparable store sales percentage gain for the second quarter of fiscal 2004 has been computed using the refined methodology. The change did not impact previously reported revenue, earnings or cash flow.

— Financial Statements Follow —

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Aug. 28, 2004	Aug. 30, 2003	Aug. 28, 2004	Aug. 30, 2003
Revenue	$6,080	$5,396	$11,555	$10,064
Cost of goods sold	4,528	4,024	8,614	7,507
Gross profit	1,552	1,372	2,941	2,557
Gross profit %	25.5%	25.4%	25.4%	25.4%
Selling, general and administrative expenses	1,310	1,143	2,515	2,214
SG&A %	21.6%	21.2%	21.8%	22.0%
Operating income	242	229	426	343
Net interest income (expense)	1	(3)	1	(5)
Earnings from continuing operations before income tax expense	243	226	427	338
Income tax expense	93	86	163	129
Effective tax rate	38.1%	38.3%	38.1%	38.3%
Earnings from continuing operations	150	140	264	209
Loss from discontinued operations, net of income tax benefit of $3 and $18, respectively	—	(5)	—	(29)
Gain (loss) on disposal of discontinued operations, net of income tax expense of $3 and $0, respectively	—	4	—	(66)
Net earnings	$150	$139	$264	$114

Basic earnings (loss) per share:
Continuing operations	$0.46	$0.43	$0.81	$0.65
Discontinued operations	—	(0.01)	—	(0.09)
Gain (loss) on disposal of discontinued operations	—	0.01	—	(0.20)
Basic earnings per share	$0.46	$0.43	$0.81	$0.35

Diluted earnings (loss) per share:
Continuing operations	$0.46	$0.42	$0.80	$0.64
Discontinued operations	—	(0.01)	—	(0.09)
Gain (loss) on disposal of discontinued operations	—	0.01	—	(0.20)
Diluted earnings per share	$0.46	$0.42	$0.80	$0.35

Dividends declared per common share	$0.10	$—	$0.20	$—

Basic weighted average common shares outstanding (in millions)	324.8	322.9	324.7	322.4

Diluted weighted average common shares outstanding (in millions)	329.3	327.8	329.8	326.5

–Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Aug. 28, 2004	Aug. 30, 2003
ASSETS
Current assets
Cash & cash equivalents	$1,962	$1,734
Short-term investments	7	—
Receivables	328	302
Merchandise inventories	2,987	2,641
Other current assets	312	209
Total current assets	5,596	4,886
Net property & equipment	2,251	2,229
Goodwill, net	485	459
Intangible asset	38	36
Long-term investments	41	—
Other assets	233	120
TOTAL ASSETS	$8,644	$7,730

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,806	$2,590
Accrued liabilities	1,491	1,071
Current portion of long-term debt	11	14
Total current liabilities	4,308	3,675
Long-term liabilities	257	281
Long-term debt	478	840
Shareholders’ equity	3,601	2,934
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$8,644	$7,730

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